NEWS RELEASE
FOR IMMEDIATE RELEASE
HOUSTON and LONDON, January 28, 2022
LyondellBasell Reports 2021 Earnings
Full Year 2021 Highlights
Earnings
•Robust demand and tight markets led to record margins
•Net Income: $5.6 billion, $6.1 billion excluding LCM and impairment(a)
•Diluted earnings per share: $16.75 per share, $18.19 per share excluding LCM and impairment
•EBITDA: $8.7 billion, $9.3 billion excluding LCM and impairment, an annual record
•Record cash from operating activities of $7.6 billion with record $5.7 billion free cash flow
Disciplined Capital Allocation
•Strengthened our balance sheet with long-term debt reduction of $4 billion
•Returned approximately $2 billion to shareholders:
◦Paid $4.44 per share in dividends, our eleventh consecutive year of annual dividend growth
◦Repurchased 5.2 million shares totaling $0.5 billion
Circularity and Climate Commitments
•Launched our Circulen portfolio of polymers that provide circular and sustainable solutions
•Accelerated our climate goals: 30% CO2 reduction by 2030 and net zero by 2050 (scope 1 and 2)
Fourth Quarter 2021 Highlights
•Net Income: $0.7 billion, $1.2 billion excluding LCM and impairment
•Diluted earnings per share: $2.18 per share, $3.63 per share excluding LCM and impairment
•EBITDA: $1.4 billion, $2 billion excluding LCM and impairment
•Strong cash flow supported long-term debt reduction of $1.7 billion
•Returned $0.8 billion to shareholders through dividends and the repurchase of 4.2 million shares
Comparisons with the prior quarter, fourth quarter 2020 and year ended 2020 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Sales and other operating revenues	$12,830	$12,700	$7,937	$46,173	$27,753
Net income	726	1,762	855	5,617	1,427
Diluted earnings per share	2.18	5.25	2.55	16.75	4.24
Weighted average diluted share count	332	334	334	334	334
EBITDA (a)	1,395	2,691	1,413	8,689	3,285

Excluding LCM and Impairment (a)

Net income	$1,207	$1,762	$736	$6,098	$1,884
Diluted earnings per share	3.63	5.25	2.19	18.19	5.61
LCM (benefits) charges, pre-tax	—	—	(147)	—	16
Impairment, pre-tax	624	—	—	624	582
EBITDA	2,019	2,691	1,266	9,313	3,883
(a) See “Information Related to Financial Measures” for a discussion of the Company’s use of EBITDA and EBITDA excluding LCM and Impairment and Table 2 for reconciliations of net income to those measures. LCM stands for “lower of cost or market.” Impairment is related to charges incurred in the Refining segment.

LyondellBasell Industries (NYSE: LYB) today announced net income for the fourth quarter 2021 of $0.7 billion, or $2.18 per share. The company recognized a $624 million non-cash impairment charge during the quarter related to the Houston refinery. The impairment reduced net income by $481 million or $1.45 per share. Fourth quarter 2021 EBITDA was $1.4 billion, or $2.0 billion excluding LCM and impairment. Debt extinguishment costs reduced fourth quarter net income by $53 million or $0.16 per share.

Full year 2021 net income was $5.6 billion, or $16.75 per share. Impairment charges related to the refinery reduced full year 2021 net income by $481 million, or $1.44 per share. Full year 2021 EBITDA was $8.7 billion, or $9.3 billion excluding LCM and impairment. Debt extinguishment costs reduced full year net income by $102 million or $0.30 per share.

“LyondellBasell achieved record profitability in 2021 supported by robust demand, tight markets and the company's recent growth investments. Our Olefins & Polyolefins Americas and Technology segments both posted record annual EBITDA. Profit margins reached all-time highs across many of LyondellBasell's businesses despite global supply chain disruptions and the spread of new COVID variants,” said Ken Lane, LyondellBasell Interim CEO.

“During the fourth quarter, higher costs for energy and feedstocks compressed margins, particularly in Europe. Strong demand drove LyondellBasell's U.S. ethylene cracker operating rates to 97 percent while planned maintenance constrained production at two of our European crackers. The resumption of our acetic acid production increased volumes in our Intermediates & Derivatives segment and offset weaker Oxyfuels margins. Improving demand for transportation fuels drove higher margins which enabled our Refining segment to post its second consecutive quarter of positive results.”

“LyondellBasell's substantial cash generation allowed the company to complete our goal of reducing long-term debt by $4 billion during 2021. We do not plan to pursue further debt reduction in 2022. At the same time, we repurchased 5.2 million shares and increased our annual dividend for the eleventh consecutive year. We are continuing to pursue a highly disciplined capital allocation strategy that aims to provide significant returns for shareholders.”

“In addition to our financial performance, LyondellBasell remains focused on substantive and ambitious goals to help address the opportunities from circularity and the challenges of climate change. During 2021, we stepped up our circularity and climate commitments with the launch of our Circulen portfolio of products and by accelerating the cadence of our carbon reduction plans with the establishment of a 2050 net zero target,” Lane said.

OUTLOOK
“With forecasts for above-average GDP growth in 2022, we expect continued strength in demand for our products. Supply chain disruptions and virus surges have been restraining pent-up consumer demand across the global economy. As vaccinations facilitate a more sustainable global reopening and supply chains normalize, LyondellBasell's businesses should benefit from increased demand for both goods and services. We are closely monitoring rising feedstock and energy costs, particularly at our European operations. Elevated levels of ethylene industry maintenance activities scheduled for the first half of 2022 are likely to constrain supply. We expect tight markets for acetyls and propylene oxide will continue to drive strong profitability within our I&D segment. In January, our Advanced Polymers Solutions segment benefited from increased order volumes for our products used in automotive production.”

“LyondellBasell's earnings and cash flows are stepping up from levels seen over the last decade. We are expanding our production with the commissioning of new facilities in China and the U.S. during 2022. We announced that we are accelerating our commitments to help address climate change. With our new CEO Peter Vanacker joining the company at the end of the second quarter, LyondellBasell is well poised to continue delivering on our track record of substantial cash generation and strong returns for shareholders,” said Lane.

CONFERENCE CALL
LyondellBasell will host a conference call January 28 at 11 a.m. EST. Participants on the call will include Interim Chief Executive Officer and Executive Vice President Ken Lane, Executive Vice President and Chief Financial Officer Michael McMurray and Head of Investor Relations David Kinney. For event access, the toll-free dial-in number is 1-877-407-8029, international dial-in number is 201-689-8029 or click the CallMe link. The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings. A replay of the call will be available from 1:00 p.m. EST January 28 until February 28. The replay toll-free dial-in numbers are 1-877-660-6853 and 201-612-7415. The access ID for each is 13725132.

ABOUT LYONDELLBASELL
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polypropylene compounds and the largest licensor of polyolefin technologies. In 2021, LyondellBasell was named to Fortune magazine's list of the “World's Most Admired Companies” for the fourth consecutive year. More information about LyondellBasell can be found at www.LyondellBasell.com.

FORWARD-LOOKING STATEMENTS
The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management of LyondellBasell which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. When used in this presentation, the words “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results could differ materially based on factors including, but not limited to, market conditions, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; uncertainties and impacts related to the extent and duration of the pandemic; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to manage costs; future financial and operating results; benefits and synergies of any proposed transactions; our ability to identify, evaluate and complete any strategic alternative related to the refinery; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; our ability to meet our sustainability goals, including the ability to operate safely, increase production of recycled and renewable-based polymers, and reduce our emissions and achieve net zero emissions by the time set in our respective goals; our ability to procure energy from renewable sources; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and to amend, extend, repay, redeem, service, and reduce our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2020, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made. LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, net income and diluted EPS exclusive of adjustment for “lower of cost or market” (“LCM”) and impairment provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation and amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA, net income and diluted EPS exclusive of adjustments for LCM and impairment. LCM is an accounting rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods as market prices recover. Property, plant and equipment are recorded at historical costs. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value.

Free cash flow is a measure of profitability commonly used by investors to evaluate performance and may not be comparable to similarly titled measures reported by other companies due to differences in the way the measure is calculated. For the purposes of this release, free cash flow means net cash provided by operating activities minus capital expenditures.

These measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated. This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

Additional operating and financial information may be found on our website at www.LyondellBasell.com/investorrelations. These measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated.

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Source: LyondellBasell Industries

Media Contact: Kimberly Windon +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 2 - Reconciliation of Net Income to EBITDA, including and excluding LCM and Impairment
	Three Months Ended			Year Ended
(Millions of U.S. dollars)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income	$726	$1,762	$855	$5,617	$1,427
add: LCM charges (benefits), after-tax	—	—	(119)	—	11
add: Impairments, after-tax	481	—	—	481	446
Net income excluding LCM and impairment	1,207	1,762	736	6,098	1,884
less: LCM (charges) benefits, after-tax	—	—	119	—	(11)
less: Impairments, after-tax	(481)	—	—	(481)	(446)
Net income	726	1,762	855	5,617	1,427
Loss (income) from discontinued operations, net of tax	5	1	2	6	2
Income from continuing operations	731	1,763	857	5,623	1,429
Provision for (benefit from) income taxes	135	452	39	1,163	(43)
Depreciation and amortization	377	351	329	1,393	1,385
Interest expense, net	152	125	188	510	514
add: LCM charges (benefits), pre-tax	—	—	(147)	—	16
EBITDA excluding LCM	1,395	2,691	1,266	8,689	3,301
add: Impairments, pre-tax	624	—	—	624	582
EBITDA excluding LCM and impairment	2,019	2,691	1,266	9,313	3,883
less: LCM (charges) benefits, pre-tax	—	—	147	—	(16)
less: Impairments, pre-tax	(624)	—	—	(624)	(582)
EBITDA	$1,395	$2,691	$1,413	$8,689	$3,285

Table 3 - Reconciliation of Diluted EPS to Diluted EPS Excluding LCM and Impairment
	Three Months Ended			Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Diluted earnings per share	$2.18	$5.25	$2.55	$16.75	$4.24
Add:
LCM charges (benefits)	—	—	(0.36)	—	0.03
Impairments	1.45	—	—	1.44	1.34
Diluted earnings per share excluding LCM and impairment	$3.63	$5.25	$2.19	$18.19	$5.61

Table 4 - Calculation of Free Cash Flow

Year Ended
(Millions of U.S. dollars)	December 31, 2021
Net cash provided by operating activities	$7,602
Less:
Capital expenditures	1,866
Free cash flow	$5,736